UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2025

Fortress Net Lease REIT
(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56632	92-1937121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York	10105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 798-6100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Subsidiary Loan Agreement and Carveout Guaranty

On December 23, 2025, FNLR Print LLC, a Delaware limited liability company (the “Borrower”), an indirect, wholly-owned subsidiary of Fortress Net Lease REIT (the “Company”), entered into a Loan Agreement (the “Subsidiary Loan Agreement”) with Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the lenders from time to time party thereto. Pursuant to the Subsidiary Loan Agreement, the lenders agreed to make loans available to Borrower on an uncommitted basis in an aggregate principal amount not to exceed $111,100,000 (the “Subsidiary Loan”). Subject to the terms and conditions of the Subsidiary Loan Agreement, all amounts outstanding under the Subsidiary Loan Agreement will be due and payable in full on December 23, 2028, or such earlier date upon which the Subsidiary Loan Agreement shall terminate in accordance with the provisions thereof. Capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to such terms in the Subsidiary Loan Agreement.

The obligations of Borrower under the Subsidiary Loan Agreement are secured by substantially all of the assets of the Borrower, subject to certain exclusions set forth in the Subsidiary Loan Agreement and the other Loan Documents. Further, the Subsidiary Loan will bear interest at the lesser of (i) a rate equal to Monthly SOFR, plus one hundred ninety basis points (1.90%) per annum and (ii) the maximum non-usurious interest rate. The Subsidiary Loan is prepayable, in whole or in part, at any time without premium or penalty, in accordance with the terms of the Subsidiary Loan Agreement.

The Subsidiary Loan Agreement contains various restrictions and covenants applicable to Borrower. Among other requirements, Borrower may not exceed certain debt limitations and is subject to certain distribution limitations, subject to certain carveouts described more fully therein.

The Subsidiary Loan Agreement also contains customary events of default. If an event of default under the Subsidiary Loan Agreement occurs and is continuing, then the Administrative Agent may declare any outstanding obligations under the Subsidiary Loan Agreement to be immediately due and payable. In addition, if Borrower becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Subsidiary Loan Agreement will automatically become due and payable.

In connection with the Subsidiary Loan Agreement, FNLR OP LP, a wholly owned subsidiary through which the Company owns all or substantially all its assets (the “Operating Partnership”), provided a guaranty (the “Carveout Guaranty”), pursuant to which the Operating Partnership (i) agreed to guarantee certain post-closing obligations of the Borrower under the Subsidiary Loan Agreement related to certain title insurance policy, (ii) agreed to guarantee the payment of the Indebtedness pursuant to the Subsidiary Loan Agreement in the event of specified non-recourse carve-outs referred to as “Enforcement Events” with respect to the Borrower or any Property and (iii) agreed to satisfy certain financial covenants as set forth in the Carveout Guaranty, including minimum net worth and liquidity requirements. The Operating Partnership is also liable under the Carveout Guaranty for costs, expenses, damages and losses actually incurred by the Administrative Agent resulting from customary “bad boy” events pertaining to the Operating Partnership as described more fully in the Carveout Guaranty.

The foregoing is only a summary of the material provisions of the Subsidiary Loan agreement and Carveout Guaranty and is qualified in its entirety to the full text of the Subsidiary Loan Agreement and Carveout Guaranty to be filed.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Net Lease REIT

Dated: January 2, 2026	By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer